LaSalle Re Holdings Limited
                               Trenwick Group Ltd.
                                25 Church Street
                                 Hamilton HM 12
                                     Bermuda

                                                  September 27, 2000



Mr.  David  R. Whiting
Member of Senior Management
European Reinsurance Company of Zurich
8 Par-la-Ville Road
Hamilton HM 08
Bermuda


Re: Catastrophe Equity Securities Issuance Option Agreement entered into as of
    July 1, 1999 (the "Agreement")

Dear David:

Subject to the second and third sentences of this paragraph, European Reinsurance Company of Zurich ("ERZ"), as holder of a Majority Option Interest as defined in the Agreement, approves the Change in Control (as defined in the Agreement) resulting from the consummation of the transactions contemplated by the Amended and Restated Agreement, Schemes of Arrangement and Plan of Reorganization, dated as of March 20, 2000 and amended as of June 28, 2000, by and among LaSalle Re Holdings Limited, a company organized under the laws of Bermuda ("LaSalle Holdings"), LaSalle Re Limited, a company organized under the laws of Bermuda and a majority-owned subsidiary of LaSalle Holdings ("LaSalle Re"), Trenwick Group Inc., a Delaware corporation ("Trenwick"), and Gowin Holdings International Limited, a company organized under the laws of Bermuda which has changed its name to Trenwick Group Ltd. ("New Holdings"), whereby (i) holders of common shares of LaSalle Holdings ("LaSalle Common Shares"), holders of exchangeable non-voting common shares of LaSalle Re and holders of common stock of Trenwick will become shareholders of New Holdings and (ii) LaSalle Holdings, LaSalle Re and the current subsidiaries of Trenwick will become subsidiaries of New Holdings (the "Business Combination"), which Business Combination is scheduled to close on or about September 27, 2000. As a result of this approval, in accordance with Section 6.8 of the Agreement, the Agreement shall remain in full force and effect; provided, however, that the Agreement shall only remain in effect for a transition period ending at 11:59:59 p.m., Bermuda Time, on December 31, 2000 (the "Transition Period"), subject to payment to the Option Writers (as defined in the Agreement) of a pro rata portion of the Option Fee (as defined in the Agreement) that is due on October 1, 2000 for the period from October 1, 2000 through December 31, 2000, ERZ and LaSalle Holdings agree that immediately following the end of the Transition Period, the fact of the Business Combination having been consummated shall constitute a Change in Control for purposes of Section 6.8 of the Agreement.

For the avoidance of doubt, during the Transition Period, the definition of "Company Subsidiaries" in the Agreement shall remain unchanged and shall continue to refer exclusively to LaSalle Re, LaSalle Re Corporate Capital Ltd., a company formed under the laws of Bermuda, and such other direct or indirect subsidiaries of LaSalle Holdings as may be agreed in writing between LaSalle Holdings and the Option Writers.

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


Inasmuch as the Agreement provides for the purchase by the Option Writers, subject to the terms and conditions thereof, of Series B Preferred Shares, par value $1.00 per share, of LaSalle Holdings ("Preferred Shares"), which are convertible by their terms into LaSalle Common Shares, New Holdings hereby assumes, subject to and concurrently with the consummation of the Business Combination, the obligation to deliver to each holder of Preferred Shares, in the event of any conversion thereof, upon the basis and upon the terms and conditions specified in Section 6 of the Certificate of Designation, Preferences and Rights of the Preferred Shares (the "Certificate"), in lieu of the LaSalle Common Shares that would have been delivered upon such conversion had the Business Combination not been consummated, common shares of New Holdings ("New Holdings Common Shares"), provided that all references in the Certificate to "Common Shares" shall be deemed to refer to New Holdings Common Shares rather than to LaSalle Common Shares.

Inasmuch as LaSalle Holdings and the Option Writers have entered into a Registration Rights Agreement, dated as of July 1, 1997 (the "Registration Rights Agreement"), which grants the Option Writers certain registration rights with respect to LaSalle Common Shares issued pursuant to the conversion of Preferred Shares, New Holdings hereby assumes, subject to and concurrently with the consummation of the Business Combination, the obligations of LaSalle Holdings pursuant to the Registration Rights Agreement; provided that (a) such obligations shall apply to the New Holdings Common Shares rather than the LaSalle Common Shares; and (b) the New Holdings Common Shares rather than the
LaSalle Common Shares shall constitute Conversion Shares and Registrable Securities for the purposes of the Registration Rights Agreement.

Please confirm the above agreement by signing and returning the enclosed duplicate original of this letter by both fax and courier at your earliest convenience, but in no case later than September 26, 2000. Your cooperation is appreciated.

Sincerely,

LASALLE RE HOLDINGS LIMITED                         TRENWICK GROUP LTD.


By:   /s/ Clare Moran                               By: /s/ John V. Del Col
    -----------------------                             -----------------------
Name:    Clare Moran                                Name:  John V. Del Col
Title:   SVP - Finance                              Title: SVP, General Counsel
                                                           and Secretary


Accepted and Agreed:

EUROPEAN REINSURANCE COMPANY OF ZURICH


By:   /s/ David R. Whiting                          By: /s/  Tim Courtis
   -------------------------                           -------------------------
Name:    David R. Whiting                           Name:  Tim Courtis
Title:   Member of Senior Management                Title: Member of Senior
                                                           Management







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